Exhibit 4(f)


                           THE SOLOMON-PAGE GROUP LTD.
                           1140 Avenue of the Americas
                            New York, New York 10036



To:


                  We are pleased to inform you that on __________________, the Stock Option Committee of the Board of Directors of The Solomon-Page Group Ltd. (the "Company") granted you (i) an incentive stock option (the "ISO"), pursuant to the Company's 1996 Stock Option Plan (the "1996 Plan"), to purchase _______ shares of Common Stock, par value $.001 per share ("Common Stock"), of the Company, at a price of $____ per share and (ii) a non-qualified stock option (the "NQO"), pursuant to the Company's 1996 Plan to purchase ______ shares of Common Stock of the Company at a price of $____ per share. The shares of Common Stock of the Company to be issued upon exercise of the ISO and/or the NQO are collectively referred to herein as the "Shares".

                  The ISO may not be exercised until __________________. Thereafter, but prior to __________________ (on which date the ISO will, to the extent not previously exercised, expire), the ISO may be exercised in whole or in part, at any time and from time to time as follows: __________________.

                  The NQO may not be exercised until __________________. Thereafter, but prior to __________________ (on which date the NQO will, to the extent not previously exercised, expire), the NQO may be exercised in whole or in part, at any time and from time to time, as follows: _____________.

                  You must purchase a minimum of 100 Shares each time you choose to purchase Shares, except to purchase the remaining Shares available to you.

                  The ISO and NQO are issued in accordance with and are subject to and conditioned upon all of the terms and conditions of the 1996 Plan (a copy of which in its present form is attached hereto), as from time to time amended, provided, however, that no future amendment or termination of the 1996 Plan shall, without your consent, alter or impair any of your rights or obligations under the ISO or the NQO. Reference is made to the terms and conditions of the 1996 Plan, all of which are incorporated by reference in this option agreement as if fully set forth herein. The exercise of the ISO and NQO is contingent upon such stockholder approval.

                  Unless at the time of the exercise of the ISO or the NQO a registration statement under the Securities Act of 1933, as


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amended (the "Act"), is in effect as to such Shares, any Shares purchased by you upon the exercise of the ISO or the NQO shall be acquired for investment and not for sale or distribution, and if the Company so requests, upon any exercise of the ISO or the NQO, in whole or in part, you will execute and deliver to the Company a certificate to such effect. The Company shall not be obligated to issue any Shares pursuant to the ISO or the NQO if, in the opinion of counsel to the Company, the Shares to be so issued are required to be registered or otherwise qualified under the Act or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such Shares have been so registered or otherwise qualified.

                  You understand and acknowledge that, under existing law, unless at the time of the exercise of the ISO or the NQO a registration statement under the Act is in effect as to such Shares (i) any Shares purchased by you upon exercise of this option may be required to be held indefinitely unless such Shares are subsequently registered under the Act or an exemption from such registration is available; (ii) any sales of such Shares made in reliance upon Rule 144 promulgated under the Act may be made only in accordance with the terms and conditions of that Rule (which, under certain circumstances, restrict the number of shares which may be sold and the manner in which shares may be sold); (iii) in the case of securities to which Rule 144 is not applicable, compliance with Regulation A promulgated under the Act or some other disclosure exemption will be required; (iv) certificates for Shares to be issued to you hereunder shall bear a legend to the effect that the Shares have not been registered under the Act and that the Shares may not be sold, hypothecated or otherwise transferred in the absence of an effective registration statement under the Act relating thereto or an opinion of counsel satisfactory to the Company that such registration is not required; (v) the Company will place an appropriate "stop transfer" order with its transfer agent with respect to such Shares; and (vi) the Company has undertaken no obligation to register the Shares or to include the Shares in any registration statement which may be filed by it subsequent to the issuance of the shares to you. In addition, you understand and acknowledge that the Company has no obligation to you to furnish information necessary to enable you to make sales under Rule 144.

                  The ISO and the NQO (or installments thereof) are to be exercised by delivering to the Company a written notice of exercise in the form attached hereto as Exhibit A, specifying the number of Shares to be purchased, together with payment of the purchase price of the Shares to be purchased. The purchase price is to be paid in cash or, at the discretion of the Compensation and Stock Option Committees, by delivering shares of the Company's stock already owned by you and having a fair market value on the date of exercise equal to the exercise price of the ISO or the NQO, or a combination


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of such shares and cash, or otherwise in accordance with the 1996 Plan.

                  Would you kindly evidence your acceptance of the ISO and the NQO and your agreement to comply with the provisions hereof and of the Plan by executing this letter under the words "Agreed To and Accepted."

                                               Very truly yours,

                                               THE SOLOMON-PAGE GROUP LTD.


                                               By:_____________________________




AGREED TO AND ACCEPTED:


_______________________


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                                    EXHIBIT A


The Solomon-Page Group Ltd.
1140 Avenue of the Americas
New York, New York 10036

Ladies and Gentlemen:

                  Notice is hereby given of my election to purchase _____ shares of Common Stock, $.001 par value (the "Shares"), of The Solomon-Page Group Ltd., at a price of $____ per Share, pursuant to the provisions of the [incentive/non-qualified] stock option granted to me on ______________, under the Company's Stock Option Plan. Enclosed in payment for the Shares is:


                  /  /  my check in the amount of $________.


                 */  /  ___________ Shares having a total value $________,  such value being based on the closing price(s) of the Shares on the date hereof.

                  The following information is supplied for use in issuing and registering the Shares purchased hereby:

                  Number of Certificates
                     and Denominations                ___________________

                  Name                                ___________________

                  Address                             ___________________

                                                      ___________________

                  Social Security Number              ___________________


Dated:            _______________, ____

                                               Very truly yours,


                                               ______________________________


*Subject to the approval of the Compensation and Stock Option Committee


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